SYMMETRY PANORAMIC TRUST

FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

This FIRST AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT (the “First Amendment”), effective as of July 22, 2020, is by and among AQR Capital Management, LLC (the “Sub-Adviser”), Symmetry Panoramic Trust (the “Trust”), on behalf of the Funds listed in Exhibit A, each a series of the Trust (each, a “Fund” and together, the “Funds”), and Symmetry Partners, LLC (the “Adviser”).

WHEREAS, the Sub-Adviser, the Trust and the Adviser are parties to that certain Investment Sub-Advisory Agreement effective as of August 9, 2018 (the “Agreement”); and

WHEREAS, the parties to the Agreement desire to amend Exhibit A of the Agreement pursuant to Section 15 of the Agreement;

NOW, THEREFORE, the Sub-Adviser, the Trust, on behalf of each Fund, and the Adviser, agree as follows:

1.	Amendment of Exhibit A. Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Full Force and Effect. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

3.	Effectiveness. The actions set forth in this Amendment shall by effective as of the date hereof.

4.	Further Assurances. Each of the parties hereto hereby agrees that, at any time and from time to time, upon the request of any other party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other party may reasonably request to effectuate the purposes of this Amendment.

5.	Counterparts. This Amendment may be executed and delivered by each party hereto via facsimile and in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

SYMMETRY PANORAMIC TRUST

By:	/s/ Dana D’Auria

Name:	Dana D’Auria

Title:	President

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Bethany Oleynick

Name:	Bethany Oleynick

Title:	Managing Director

SYMMETRY PARTNERS, LLC

By:	/s/ David Connelly

Name:	David Connelly

Title:	Principal

Investment Sub-Advisory Agreement

EXHIBIT A

Symmetry Panoramic Trust

Fund	Investment Sub-Advisory Fee
Symmetry Panoramic International Equity Fund	0.38% for the first $100 million; 0.35% thereafter
Symmetry Panoramic Global Equity Fund	0.31% for the first $100 million; 0.28% thereafter
Symmetry Panoramic US Equity Fund	0.23% for the first $100 million; 0.20% thereafter